Exhibit 10.9(b)

Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand (“You” or “Eligible Employee”), and ServiceTitan, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

For purposes of this Agreement under the Policy, a “Qualified Termination” means a termination of the Eligible Employee’s employment:

(i)

during the Change in Control Period, any of (A) by the Company other than for Cause, (B) as a result of the Eligible Employee’s death or Disability, or (C) by the Eligible Employee for Good Reason, in any case, (a “CIC Qualified Termination”) or

(ii)

outside of the Change in Control Period, any of (A) by the Company other than for Cause, (B) as a result of the Eligible Employee’s death or Disability, or (C) by the Eligible Employee for Good Reason, in any case, (a “Non-CIC Qualified Termination”).

For purposes of this Agreement under the Policy, “Good Reason” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent: (a) a material reduction of the Eligible Employee’s duties, authorities, or responsibilities relative to the Eligible Employee’s duties, authorities, or responsibilities in effect immediately prior to such reduction (for the avoidance of doubt, a change in title [or reporting structure] by itself shall not be considered a material reduction of the Eligible Employee’s duties, authorities, or responsibilities), it being agreed that if, following a Change in Control, Eligible Employee is not serving as the [TITLE] of the ultimate parent of a publicly traded company listed on a national stock exchange, a material reduction in duties, authorities, or responsibilities will be deemed to have occurred; (b) a material reduction by the Company in the Eligible Employee’s rate of annual base salary; provided, however, that, a one-time reduction of annual base salary of not more than 10% that also applies to substantially all executives of the Company and its affiliates will not constitute “Good Reason”; (c) a material change in the geographic location of the Eligible Employee’s primary work facility or location; provided, that a relocation that increases the Eligible Employee’s one-way commute by less than 35 miles from the Eligible Employee’s then present location will not be considered a material change in geographic location or (d) the failure of a successor to explicitly assume the obligations under this Policy. In order for the Eligible Employee’s termination of his or her employment to be for Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the

Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during the Cure Period, and the Eligible Employee must terminate his or her employment within 30 days following the Cure Period. For the avoidance of doubt, in no event shall a good faith recoupment of the Eligible Employee’s compensation under a Mandatory Clawback Policy, whether applied against base salary or otherwise, provide grounds for a termination for Good Reason.

Non-CIC Qualified Termination

If your Qualified Termination is a Non-CIC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

•

Salary Severance: Your percentage of Base Salary will be [50%][100%], payable in equal installments over [6][12] months in accordance with the Company’s regular payroll procedures, provided, that the first such installment will be the first regular payroll date that occurs at least five business days after the date the Release Requirement is satisfied and inclusive of any installments that would have been made had the Release Requirement been satisfied on the date of your Qualified Termination.

•

Bonus Severance: You will receive an amount equal to your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs, pro-rated for the portion of such fiscal year preceding your Qualified Termination, payable in a lump-sum on the first regular payroll date that occurs at least five business days after the date the Release Requirement is satisfied.

•	COBRA Payment: The applicable period for your COBRA Coverage will be 12 months.

CIC Qualified Termination

If your Qualified Termination is a CIC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

•	Equity Vesting: Your equity vesting benefit will be 100%.

•

Salary Severance: Your percentage of Base Salary will be 100%, payable in a lump-sum on the first regular payroll date that occurs [at least five business days] after the Release Requirement is satisfied.

•

Bonus Severance: You will receive a lump-sum payment equal to 100% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs (or, if higher, your target annual bonus as in effect immediately prior to the Change in Control), payable in a lump-sum on the first regular payroll date that occurs at least five business days after the Release Requirement is satisfied.

•	COBRA Payment: The applicable period for your COBRA Coverage will be 12 months.

Other Provisions

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company, except that any acceleration terms or conditions in effect with respect to any equity awards outstanding as of the Effective Date that were granted to you in connection with the Company’s acquisition of another entity shall remain in effect with respect to such equity awards, but will not apply to any equity awards granted on or after the Effective Date.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

SERVICETITAN, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

[Signature Page of the Participation Agreement]